Exhibit 99.1

News Release

J. Mario Molina, M.D.	Arturo Delgado
President and Chief Executive Officer	Communications Manager
Molina Healthcare, Inc.	Lovelace Sandia Health System
(562) 435-3666 ext. 1113	(505) 262-7976

MOLINA HEALTHCARE TO TRANSFER COMMERCIAL

MEMBERSHIP IN NEW MEXICO TO LOVELACE SANDIA HEALTH SYSTEM

Long Beach, California (May 12, 2004)—Molina Healthcare, Inc. (NYSE: MOH) today announced that it has reached a definitive agreement to transfer the commercial membership of New Mexico-based Cimarron Health Plan to Albuquerque-based Lovelace Sandia Health System. The transfer is intended to occur immediately following the completion of Molina’s previously announced acquisition by merger of Cimarron’s parent company, Health Care Horizons, Inc., and reflects Molina’s stated intention to divest itself of the Cimarron commercial membership so that it can focus on its core Medicaid business. Pending customary regulatory approvals, Lovelace Sandia will begin the transition to provide healthcare services to its new members.

Under the terms of the asset sale agreement and following the merger, Molina will transition the approximately 38,000 commercial members of Cimarron to Lovelace Sandia. Commercial members are those who receive health benefits under contracts between Cimarron and employer-based health plans. Molina will retain and continue providing services to the approximately 66,000 Salud (Medicaid) members under the Cimarron Health Plan, which will be renamed Molina Healthcare of New Mexico, Inc. The consideration for the transfer of the commercial member contracts to Lovelace Sandia is $22 million, subject to adjustments.

“This agreement enables us to continue to focus on what we do best: serving the Medicaid population,” stated Molina Healthcare President and Chief Executive Officer J. Mario Molina, M.D. “Lovelace Sandia is well positioned to serve this commercial population, and we will work closely together with them to ensure a smooth transition.”

“Our system has been providing medical services to many of these members,” said Norm Becker, Lovelace Sandia President and Chief Executive Officer. “Now we can provide their insurance services as well. We’re thrilled to have this opportunity.”

Molina Healthcare, Inc. is a rapidly growing, multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. It currently operates health plans in California, Washington, Michigan, and Utah.

Lovelace Sandia Health System in New Mexico comprises four acute care hospitals, a rehabilitation hospital, the Lovelace Health Plan with approximately 230,000 members, S.E.D. Medical Laboratories, a 330-member physician group, and a network of neighborhood health care centers.

This press release contains “forward-looking statements,” which can generally be identified by words such as “intends, “will,” “expects,” “believes,” “anticipates,” and similar words and expressions. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. Except for the historical information contained in this release, all of Molina’s forward-looking statements are based on current expectations and assumptions that are subject to numerous risks and uncertainties. Actual results could differ materially because of factors such as: failure to obtain the required federal and state regulatory approvals, the ability of Health Care Horizons to receive shareholder approval of the proposed merger transaction, delays in completing or problems associated with the merger transaction and/or the asset sale transaction, potential difficulties in integrating the business of Cimarron or in assigning the commercial member contracts to Lovelace Sandia, and other risks and uncertainties as detailed in Molina’s reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements in this release represent Molina’s judgment as of the date of this release. Molina disclaims, however, any intent or obligation to update any forward-looking statement to conform the statement to actual results or changes in Molina’s expectations.

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